JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FIRST-QUARTER 2016 NET INCOME OF
$5.5 BILLION, OR $1.35 PER SHARE, ON REVENUE1 OF $24.1 BILLION
12% RETURN ON TANGIBLE COMMON EQUITY1
17% GROWTH IN AVERAGE CORE LOANS2 AND 10% GROWTH IN RETAIL DEPOSITS

FIRST-QUARTER RESULTS3

ROTCE[1] 12%	Common equity Tier 1[1] 11.7%	Overhead ratio[1] 57%	Net payout LTM[4,5] 48%

Firmwide Balance Sheet	■	Average core loans[2] up 17% YoY and 3% QoQ
	■	Loans-to-deposits ratio of 64%

CCB	■	Average core loans[2] up 25%; record growth in average deposits of $50 billion, up 10%
1Q16 ROE 19%	■	Nearly 24 million active mobile customers, up 19%
2015 ROE 18%	■	Credit card sales volume[6] up 8% and Merchant processing volume up 12%

CIB	■	Maintained #1 ranking for Global Investment Banking fees with 8.2% wallet share for 1Q16
1Q16 ROE 11%	■	#1 wallet share in North America, EMEA[7] and LATAM[8] for 1Q16
2015 ROE 12%

CB	■	Average loan balances up 13%
1Q16 ROE 11%	■	13th consecutive quarter of single-digit NCO rate or net recoveries
2015 ROE 15%

AM	■	Average loan balances up 7%
1Q16 ROE 25%	■	80% of mutual fund AUM ranked in the 1st or 2nd quartiles over 5 years
2015 ROE 21%

Jamie Dimon, Chairman and CEO, commented on the financial results: “We delivered solid results this quarter with strong underlying drivers. The consumer businesses continue to grow loans and deposits impressively, attracting deposits faster than the industry. The U.S. consumer remains healthy and consumer credit trends are favorable.”
Dimon added: “While challenging markets impacted the industry, we maintained our leadership positions and market share in the Corporate & Investment Bank and Asset Management, reflecting the strength of our platform. Even in a challenging environment, clients continue to turn to us in the global markets and we saw positive net long-term asset flows in Asset Management.”
Dimon concluded: “We are one of the most trusted financial institutions in the world, delivering consistently for our clients, communities and shareholders. We plan to increase capital return in the first half of 2016 as the board approved an incremental $1.9 billion in share buybacks. As we build for the future, we are continuously innovating and investing to succeed. We are strengthening the Firm to withstand any environment and to maintain scale and profitability through the cycle."

SIGNIFICANT ITEMS

■	First-quarter results included $479 million after-tax impact from wholesale credit costs ($0.13 decrease in earnings per share)

FORTRESS PRINCIPLES

■	Tangible book value per share[1] of $48.96, up 8%

■	Basel III common equity Tier 1 capital[1] of $176 billion; ratio of 11.7%[1]

■	Firm SLR[1] of 6.6% and Bank SLR[1] of 6.7%

■	Compliant with U.S. LCR[9] – HQLA[10] of $505 billion

OPERATING LEVERAGE

■	1Q16 adjusted expense[1] of $13.9 billion; adjusted overhead ratio[1] of 58%

CAPITAL RETURN

■	$3.0 billion[5] returned to shareholders in the first quarter

■	$1.3 billion of net repurchases and common dividend of $0.44 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$496 billion of credit and capital[11] raised YTD

■	$59 billion of credit for consumers

■	$6 billion of credit for U.S. small businesses

■	$160 billion of credit for corporations

■	$251 billion of capital raised for corporate clients and non-U.S. government entities

■	$20 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325 [1]For notes on non-GAAP financial measures, including managed basis reporting, see page 5. For additional notes see page 6.	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of JPMorgan Chase as a Firm and of its business segments, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 5. Comparisons noted in the sections below are calculated for the first quarter of 2016 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				4Q15		1Q15
($ millions, except per share data)	1Q16	4Q15	1Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$24,083	$23,747	$24,820	$336	1%	$(737)	(3)%
Noninterest expense	13,837	14,263	14,883	(426)	(3)	(1,046)	(7)
Provision for credit losses	1,824	1,251	959	573	46	865	90
Net income	$5,520	$5,434	$5,914	$86	2%	$(394)	(7)%
Earnings per share	$1.35	$1.32	$1.45	$0.03	2	$(0.10)	(7)
Return on tangible common equity	12%	11%	14%
Net revenue on a U.S. GAAP basis totaled $23.2 billion, $22.9 billion, and $24.1 billion for the first quarter of 2016, fourth quarter of 2015, and first quarter of 2015, respectively.

Discussion of Results:
Net income was $5.5 billion, a decrease of 7%.
Net revenue was $24.1 billion, down 3%. Noninterest revenue was $12.4 billion, down $1.5 billion, primarily as a result of the market environment impacting the results of the Corporate & Investment Bank and Asset Management. The decline was largely driven by lower Fixed Income Markets revenue and Investment Banking fees, in both cases versus strong performance in the prior-year quarter.
Net interest income was $11.7 billion, up $723 million, primarily driven by loan growth and the impact of higher rates on cash, partially offset by lower investment securities.
Noninterest expense was $13.8 billion, down 7%, driven by lower legal and Corporate & Investment Bank compensation expense.
Provision for credit losses was $1.8 billion, compared with $959 million in the prior-year quarter, predominantly due to reserve increases in the current quarter versus reserve releases in the prior-year quarter. The reserve increases in the current quarter reflected an increase in wholesale reserves of $713 million, primarily driven by downgrades, including $529 million in Oil & Gas and Natural Gas Pipelines, and $162 million in Metals & Mining.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q15		1Q15
($ millions)	1Q16	4Q15	1Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,117	$11,222	$10,704	$(105)	(1)%	$413	4%
Consumer & Business Banking	4,550	4,587	4,358	(37)	(1)	192	4
Mortgage Banking	1,876	1,680	1,749	196	12	127	7
Card, Commerce Solutions & Auto	4,691	4,955	4,597	(264)	(5)	94	2
Noninterest expense	6,088	6,272	6,190	(184)	(3)	(102)	(2)
Provision for credit losses	1,050	1,038	930	12	1	120	13
Net income	$2,490	$2,407	$2,219	$83	3%	$271	12%
Discussion of Results:
Net income was $2.5 billion, an increase of 12%. Net revenue was $11.1 billion, up 4% over the prior-year quarter and down 1% over the prior quarter. Excluding approximately $200 million of gains from the Square IPO and a branch sale in the prior quarter, net revenue would have been up 1% over the prior quarter.
Consumer & Business Banking net revenue was $4.6 billion, up 4%, on higher deposit balances, deposit-related fees and debit card revenue, largely offset by spread compression. Mortgage Banking net revenue was $1.9 billion, up 7%, driven by higher

JPMorgan Chase & Co.
News Release

MSR risk management results and strong loan growth, partially offset by lower servicing revenue. Card, Commerce Solutions & Auto net revenue was $4.7 billion, up 2%, driven by higher auto lease and Card sales volumes, and higher loan balances, largely offset by the impact of renegotiated Card co-brand partnership agreements.
Noninterest expense was $6.1 billion, a decrease of 2%, driven by continued expense initiatives and lower legal reserves, largely offset by higher auto lease depreciation and investments in marketing.
The provision for credit losses was $1.1 billion, an increase of 13%, as the prior-year quarter reflected reserve releases in Mortgage Banking and Student.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q15		1Q15
($ millions)	1Q16	4Q15	1Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$8,135	$7,069	$9,582	$1,066	15%	$(1,447)	(15)%
Banking	2,417	2,761	2,995	(344)	(12)	(578)	(19)
Markets & Investor Services	5,718	4,308	6,587	1,410	33	(869)	(13)
Noninterest expense	4,808	4,436	5,657	372	8	(849)	(15)
Provision for credit losses	459	81	(31)	378	467	490	NM
Net income	$1,979	$1,748	$2,537	$231	13%	$(558)	(22)%
Discussion of Results:
Net income was $2.0 billion, a decrease of 22%. Net revenue was $8.1 billion, a decrease of 15%.

Banking revenue was $2.4 billion, down 19%. Investment Banking revenue was $1.2 billion, down 24%, on lower debt and equity underwriting fees, partially offset by higher advisory fees. The business continued to rank #1 in Global Investment Banking fees. Treasury Services revenue was $884 million, down 5%, driven by business simplification. Lending revenue was $302 million, down 31%, reflecting mark-to-market losses on hedges of accrual loans and lower gains on securities received from restructurings.

Markets & Investor Services revenue was $5.7 billion, down 13%, driven by lower Markets revenue, down 11%. Fixed Income Markets revenue was down 13%, reflecting an increase in the Rates business which was more than offset by lower performance across other asset classes. Equity Markets revenue was down 5%, reflecting weaker results in Americas derivatives, partially offset by strong results in Asia derivatives. Securities Services revenue was $881 million, down 6%.

Credit Adjustments & Other was a loss of $336 million on wider credit spreads.

Noninterest expense was $4.8 billion, down 15%, primarily driven by lower compensation and lower legal expense.

The provision for credit losses was $459 million, compared to a benefit of $31 million in the prior-year quarter, primarily reflecting higher reserves in the Oil & Gas and Metals & Mining portfolios.

COMMERCIAL BANKING (CB)

Results for CB				4Q15		1Q15
($ millions)	1Q16	4Q15	1Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,803	$1,760	$1,742	$43	2%	$61	4%
Noninterest expense	713	750	709	(37)	(5)	4	1
Provision for credit losses	304	117	61	187	160	243	398
Net income	$496	$550	$598	$(54)	(10)%	$(102)	(17)%

JPMorgan Chase & Co.
News Release

Discussion of Results:
Net income was $496 million, a decrease of 17%.
Net revenue was $1.8 billion, up 4%, driven by a 13% increase in net interest income resulting from higher loan balances and deposit spreads, largely offset by lower Investment Banking revenue compared to a record quarter last year.
Noninterest expense was $713 million, up 1% compared to the prior-year quarter and down 5% compared to the prior quarter, due to an impairment on leased corporate aircraft in the prior quarter.
The provision for credit losses was $304 million, compared to $61 million in the prior-year quarter, reflecting higher reserves for the Oil and Gas portfolio and Natural Gas Pipelines.

ASSET MANAGEMENT (AM)

Results for AM				4Q15		1Q15
($ millions)	1Q16	4Q15	1Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,972	$3,045	$3,005	$(73)	(2)%	$(33)	(1)%
Noninterest expense	2,075	2,196	2,175	(121)	(6)	(100)	(5)
Provision for credit losses	13	17	4	(4)	(24)	9	225
Net income	$587	$507	$502	$80	16%	$85	17%
Discussion of Results:
Net income was $587 million, an increase of 17%.
Net revenue was $3.0 billion, a decrease of 1% including a gain on the sale of an asset. Excluding this gain, revenue in the quarter would have been lower by approximately $150 million. Net interest income was $727 million, up 17%, driven by higher deposit spreads and loan growth. Noninterest revenue was $2.2 billion, down 6%, due to the impact of lower markets and lower brokerage revenue.
Noninterest expense was $2.1 billion, a decrease of 5%, primarily driven by lower performance-based compensation.
Assets under management were $1.7 trillion, down 5%, due to the effect of lower market levels, outflows from liquidity products and the sale of an asset, partially offset by net inflows to long-term products.

CORPORATE

Results for Corporate				4Q15		1Q15
($ millions)	1Q16	4Q15	1Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$56	$651	$(213)	$(595)	(91)%	$269	NM
Noninterest expense	153	609	152	(456)	(75)	1	1
Provision for credit losses	(2)	(2)	(5)	—	—	3	60%
Net income	$(32)	$222	$58	$(254)	NM	$(90)	NM
Discussion of Results:

Net loss was $32 million, compared with net income of $58 million in the prior-year quarter.

Net revenue was $56 million, compared with a loss of $213 million in the prior-year quarter. The prior-year quarter included a $173 million pre-tax loss primarily related to the accelerated amortization of cash flow hedges associated with the exit of certain non-operational deposits.

Noninterest expense was $153 million, flat compared to the prior-year quarter, as lower legal expense was largely offset by higher compensation expense.

The current quarter included tax benefits of approximately $60 million, compared with tax benefits of $177 million in the prior-year quarter.

JPMorgan Chase & Co.
News Release

1. Notes on non-GAAP financial measures:

a)
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results, including the overhead ratio, and the results of the lines of business, on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on consolidated net income as reported by the Firm as a whole or by the lines of business.

b)
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm's TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c)
Estimated as of 1Q16. Common equity Tier 1 (“CET1”) capital, the CET1 ratio and the supplementary leverage ratio (“SLR”) under the Basel III Advanced Fully Phased-In capital rules, to which the Firm will be subject as of January 1, 2019, are each non-GAAP financial measures. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For further discussion of these measures, see Capital Management on pages 149-158 of JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2015.

d)
Adjusted expense and adjusted overhead ratio are each non-GAAP financial measures, and exclude Firmwide legal expense. Management believes this information helps investors understand the effect of this item on reported results and provides an alternate presentation of the Firm’s performance.

JPMorgan Chase & Co.
News Release

Additional notes:

2.
Core loans include loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

3.	Percentage comparisons noted in the bullet points are calculated for the first quarter of 2016 versus the prior-year first quarter, unless otherwise specified.

4.	Last twelve months (“LTM”).

5.	Net of employee issuance.

6.	Excludes Commercial Card.

7.	Represents Europe, Middle East, and Africa.

8.	Represents Latin America.

9.	Represents the estimated liquidity coverage ratio ("LCR") based on the U.S. LCR rules.

10.	High quality liquid assets (“HQLA”) represents the estimated amount of assets that qualify for inclusion in the U.S. LCR.

11.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern) to present first quarter financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on April 13, 2016, through midnight, April 27, 2016, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 34809150. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2015 which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.